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                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Amended Joint Proxy Statement of TCF Financial Corporation and Winthrop Resources Corporation, which is referred to and made a part of this Amendment No. 1 to the Prospectus and Registration Statement (Form S-4) of TCF Financial Corporation for the registration of up to 7,050,000 shares of its common stock of our report dated January 27, 1997, with respect to the consolidated financial statements of Standard Financial, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission.

                                         /s/ ERNST & YOUNG LLP
                                       -----------------------------
                                          ERNST & YOUNG LLP


Chicago, Illinois
May 20, 1997